ARTICLES OF AMENDMENT
                   TO ARTICLES OF INCORPORATION OF GCST CORP.

         Pursuant to the provisions of Florida Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

1. The name of the corporation is GCST Corp.

2. Article One of the Articles of Incorporation is hereby amended as follows:

                  "The name of the corporation is Rbid.com, Inc."

3. The foregoing amendment was adopted by a written consent of tne holders of a majorivy of the outstanding shares of common stock of the corporation on April 6, 1999 in accordance with Section 607.0704 of the Florida Corporation Code, as amended.

4. The number of votes cast was sufficient for approval.

5. The amendment does not provide for the exchange, reclassification, or cancellation of issued shares.


         IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed by a duly authorized officer on this 6th day of April, 1999.

                                       By: Peter J. Ferras, President

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